EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

OSI Systems, Inc.

We consent to the inclusion in this Annual Report on Form 10-K of OSI Systems, Inc. for the year ended June 30, 2009 and to the incorporation by reference in Registration Statements on Forms S-8 (No. 333-106176, 333-122674, 333-69433, 333-132142, 333-148936 and 333-157032) and in Registration Statements on Forms S-3 (No. 333-148937, 333-119704, 333-75228, 333-73618, 333-100791 and 333-101716) of OSI Systems, Inc. of our report dated August 27, 2009 appearing in Item 8 in this Annual Report on Form 10-K, on the consolidated financial statements and financial statement schedule, which appears in Schedule II of this Form 10-K, and of our report dated August 27, 2008 with respect to the effectiveness of internal control over financial reporting, which report is included in Item 9A in this Annual Report on Form 10-K.

/s/ MOSS ADAMS LLP
Los Angeles, California
August 27, 2009